As filed with the Securities and Exchange Commission on February 13, 1997
                                      Registration No. 333-18141

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                                  PRAXAIR, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                   06-124-9050
(State of incorporation)                      (IRS Employer Identification No.)

                              39 Old Ridgebury Road
                         Danbury, Connecticut 06810-5113
                                 (203) 837-2000
                          (Address and telephone number
                            of registrant's principal
                               executive offices)

                                David H. Chaifetz
                  Vice President, General Counsel and Secretary
                                  Praxair, Inc.
                  (Same address and telephone number as above)
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Geoffrey E. Liebmann
                             Cahill Gordon & Reindel
                                 80 Pine Street
                               New York, NY 10005
                                 (212) 701-3000


                          ----------------------------

Approximate date of commencement of proposed sale to the public:

     From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| _____

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
     Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|






                               Page 1 of 52 pages.
                        Exhibit Index appears on page 30.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT WITH RESPECT TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                 304,107 Shares

                                  PRAXAIR, INC.

                                  Common Stock

                              --------------------



                  This Prospectus relates to 304,107 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Praxair, Inc. (the "Company"), which have been registered for sale from time to time by the selling stockholders named herein (the "Selling Stockholders"). Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. To the extent required, the names of the Selling Stockholders, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. The shares of Common Stock to which this Prospectus relates were either issued to certain Selling Stockholders in the Acquisition (as defined herein) or issued in the Acquisition and subsequently transferred to certain other Selling Stockholders. The Company has agreed to bear the cost of preparing and filing this

Prospectus and the Registration Statement of which it forms a part. See "Plan of Distribution."

                  The Common Stock of Praxair, Inc. is listed on the New York Stock Exchange (the "NYSE") under the symbol "PX". On
December 31, 1996, the last reported sale price of the Common
Stock on the NYSE was $461/8 per share. See "Price Range of Common Stock and Dividends."

                         ------------------------------

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.
                         ------------------------------

                 The date of this Prospectus is February , 1997.

                  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, including any prospectus supplement in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                    Page                                   Page

Available Information.........        2         Selling Stockholders.....   7
Incorporation of Certain                        Description of
  Documents by Reference......        4           Capital Stock..........   9
Forward-Looking Statements....        4         Plan of Distribution.....  17
The Company...................        5         Legal Opinions...........  18
Price Range of Common                           Experts..................  19
  Stock and Dividends.........        6



                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 15th Floor, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site on the World Wide Web, and copies of such reports, proxy statements and other information filed by the Company via the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system (including the Registration Statement (as defined below)) may be accessed at this Web site (http://www.sec.gov). Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

                  The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock covered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock covered by this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed with the Commission by the Company (Commission File No. 1-11037) are incorporated herein by reference: (1) Annual Report of the Company on Form 10-K for the year ended December 31, 1995;
(2) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (3) Current Reports of the Company on Form 8-K filed January 16, 1996, March 1, 1996, March 8, 1996 and September 19, 1996; (4) the description of the Company's capital stock set forth under the caption "Item 11. Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 10 dated March 10, 1992 as amended by the Company's Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992; and (5) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Praxair, Inc., 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113, telephone (203) 837-2000.

                           FORWARD-LOOKING STATEMENTS

                  The forward-looking statements contained or incorporated by reference in this document concerning, among other things, projected capital spending, tax planning initiatives and effective tax rates, operating margins, future years' net income, returns on equity and debt to capitalization ratios and the timing, proceeds and other terms of the disposition of businesses and assets held for sale, involve risks and uncertainties, and are subject to change based on various factors, including the impact of changes in worldwide and national economies, achievement of synergies and cost reductions in the integration of the Liquid Carbonic business of CBI Industries, Inc. ("CBI"), the timing of divestments and the proceeds realized therefrom, pricing fluctuations in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, the ability to achieve tax synergies that will reduce the effective tax rate for the CBI businesses, and the impact of tax and other legislation and regulation in the jurisdictions in which the Company operates.


                                   THE COMPANY

                  Praxair, Inc. (the "Company" or "Praxair") is the largest supplier of industrial gases in North and South America and one of the three largest in the world. Using air as its raw material, the Company produces oxygen, nitrogen and argon through several air separation processes. Other gases, including hydrogen, helium and acetylene, are produced by different methods. Gases produced by the Company find wide use in the aerospace, chemicals, electronics, food processing, glass, metal fabrication, oil and gas, primary metals, pulp and paper and various other industries. The Company has been and continues to be a major technological innovator in the industrial gases industry and, working with customers, has done much to increase the use of its industrial gases to support the manufacture of other products and for many other uses. The Company (and its predecessors) have been actively engaged in the industrial gases business since 1907. The Company's coatings service business, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings to many industries and has been operating since the 1950s.

                  Praxair became an independent public company on June 30, 1992 when Union Carbide Corporation ("UCC") distributed all of Praxair's common stock to its shareholders. The Company's executive offices are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5413, telephone (203) 837-2000.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

                  The Common Stock is traded on the NYSE under the symbol PX. Unlisted trading privileges also have been granted by the Pacific, Cincinnati and Midwest Stock Exchanges. The table below sets forth the closing high and low stock prices of the Common Stock as reported on the New York Stock Exchange Composite Tape and quarterly cash dividends per share of Common Stock during the periods indicated. For a recent closing price of the Common Stock, see the cover page of this Prospectus.


                                       Price Range
                                       -----------
                                                                        Cash
                                                                     dividends
                                   High          Low                   paid
                                   ----          ---                   ----

1995:
         First Quarter......        23 1/4      197/8                 .08
         Second Quarter.....        25 1/4       22 1/4               .08
         Third Quarter......        28 3/4      247/8                 .08
         Fourth Quarter.....       337/8        243/8                 .08

1996:
         First Quarter......        40           31 1/2               .095
         Second Quarter.....        42 1/4       36                   .095
         Third Quarter......        43 3/4       36 1/4               .095
         Fourth Quarter.....       501/8         43                   .095


                  Dividends on the Common Stock of the Company are payable at the discretion of the Company's Board of Directors out of funds legally available therefor. Future payments of dividends (and the amounts thereof) will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company deems relevant.

                              SELLING STOCKHOLDERS

                  The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of December 31, 1996, and the number of shares of Common Stock covered by this Prospectus.


                                      Beneficial Ownership     Number of Shares
Name and Address of                   of Common Stock prior     of Common Stock
Selling Stockholders                  to the Offering            Offered Hereby
--------------------                  ---------------            --------------


                                    Number of     Percent
                                    Shares        of Class


George T. Parry                     97,369(1)          *           97,369
700 Delaware Avenue
Akron, Ohio  44303

James M. Parry, Trustee             97,369(1)          *           97,369
The Amended and Restated
   James M. Parry Trust
   U/A dtd 1/18/89
800 Merriman Road
Akron, Ohio  44303

W. Stuver Parry and
   Nancy C. Parry                   66,786(1)          *           66,786
534 North Portage Path
Akron, Ohio  44303

W. Stuver Parry                     22,222(2)          *           22,222
   and Nancy C. Parry
   Charitable Remainder
   Unitrust U/A dtd 12/3/96
534 North Portage Path
Akron, Ohio  44303

W. Stuver and Nancy                 11,111(2)          *           11,111
   C. Parry Charitable
   Lead Annuity Trust
   U/A dtd 12/3/96
534 North Portage Path
Akron, Ohio  44303

The Akron Community Foundation       4,000(2)          *            4,000
Key Building, Suite 830
159 South Main Street
Akron, Ohio  44308

National Financial Services         4,000(2)           *            4,000
   Corporation
FBO Fidelity Investments
Charitable Gift Fund
82 Devonshire Street
Boston, Massachusetts 02109

Grace Collins                       250(2)             *           250
534 North Portage Path
Akron, Ohio  44303

Tom and Heather Crampton            250(2)             *           250
146 Klindham Circle
Coppell, Texas 75019

John and Kathryn Gillen             184(2)             *           184
1250 Greystone Drive
Pittsburgh, Pennsylvania 15241

William C. and Caroline             150(2)             *           150
   D. Parry
587 Crystal Lake Road
Akron, Ohio  44333

David and Maureen Parry             206(2)             *           206
595 Fairwood Drive
Tallmadge, Ohio  44278

Bath Church Incorporated            100(2)             *           100
3980 Bath Road
Akron, Ohio 44333

Westminster Presbyterian            66(2)              *           66
   Church
2040 Washington Road
Pittsburgh, Pennsylvania 15241

Youth for Christ                    44(2)              *           44
P.O. Box 3743
Akron, Ohio  44314


*        Indicates less than 1%.

(1) Represents shares of Common Stock originally issued by the Company to the indicated Selling Stockholders as part of the consideration for the acquisition by Praxair Distribution, Inc., a wholly-owned subsidiary of the Company, of all of the capital stock of Parry Corporation, of which the indicated Selling Stockholders were formerly the stockholders, and certain assets of Parry Brothers Ltd., of which the indicated Selling Stockholders are the partners (the "Acquisition"), in October 1996.

(2) Represents shares of Common Stock originally issued by the Company to George T. Parry, James M. Parry, trustee, and W. Stuver Parry as part of the consideration for the Acquisition and subsequently transferred to the indicated Selling Stockholders in transactions exempt from registration under the Securities Act in December 1996.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

                  Under the Restated Certificate of Incorporation of the Company (the "Restated Certificate") the total number of shares of all classes of stock that the Company has authority to issue is 525,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 500,000,000 may be shares of common stock, par value $.01 per share (300,000,000 of which have been designated as Common Stock). As of December 31, 1996, 157,525,277 shares of common stock were issued and outstanding, 12,495 of which were held by the Company as treasury shares and all of which are of the series designated as Common Stock, and 750,000 shares of preferred stock were issued and outstanding, 550,000 of which have been designated as 7.48% Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"), and 200,000 of which have been designated as 6.75% Cumulative Preferred Stock, Series B (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock").

Common Stock

                  Holders of the Company's Common Stock are entitled to receive, subject to the prior rights of holders of outstanding stock having prior rights as to dividends, such dividends as are declared by the Board of Directors of the Company, to one vote for each share at all meetings of stockholders, and, subject to the prior rights of holders of outstanding stock having prior rights as to asset distributions, to the remaining assets of the Company upon liquidation, dissolution or winding up of the Company.

                  The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the Board of Directors of the Company is authorized to determine, without any further action by the holders of the Company's Common Stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's Common Stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company's
Common Stock.

Preferred Stock

         General

                  The Company is authorized to issue up to 25,000,000 shares of preferred stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). The Board of Directors of the Company is authorized to determine, without any further action by the holders of the Company's Common Stock, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of any series of preferred stock, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's Common Stock could be made subject to the rights and privileges of any such series of preferred stock.

         Series A Preferred Stock and Series B Preferred Stock

                  The following description of certain provisions of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificates of Designations relating to the Series A Preferred Stock and the Series B Preferred Stock (together, the "Certificates of Designations"), which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                  The Preferred Stock was issued to the former preferred stockholders of CBI in connection with the merger of CBI with and into the Company in a transaction exempt from registration under the Securities Act in December 1996.

                  Ranking. The Series A Preferred Stock and the Series B Preferred Stock rank on a parity as to payment of dividends and distributions of assets with each other. The Preferred Stock ranks senior to the Company's Common Stock with respect to payment of dividends and distributions of assets.

                  Dividends. Dividends on the stated value per share of the Series A Preferred Stock are payable at an annual rate of 7.48%, and dividends on the stated value per share of the Series B Preferred Stock are payable at an annual rate of 6.75%. Dividends on both series of Preferred Stock are cumulative from the date of original issue and payable quarterly on the fifteenth day of March, June, September and December in each year to holders of record on the record date, which date shall be not more than 45 days nor less than 10 days preceding the date of the dividend payment when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. The stated value per share of each series of Preferred Stock is $100.

                  No dividend will be declared or paid on the shares of any series of preferred stock ranking on a parity with the Preferred Stock as to payment of dividends unless all accumulated dividends on all outstanding shares of any series of preferred stock ranking on a parity with the Preferred Stock as to payment of dividends have been paid or declared and set apart for payment or contemporaneously are paid or declared and set apart for payment to the last date to which such dividends are payable. Whenever all accumulated dividends are not paid in full on any series of preferred stock ranking on a parity with the Preferred Stock as to payment of dividends, all dividends declared or other distributions made upon shares of any series of preferred stock ranking on a parity with Preferred Stock as to payment of dividends shall be declared or made pro rata so that the amount of dividends declared or other distributions made per share shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on each such series of preferred stock bear to each other. The holders of the Preferred Stock will be entitled to receive cumulative dividends before any dividends are declared or paid or set apart for payment upon the Company's Common Stock or any other class of stock of the Company ranking junior to the Preferred Stock as to payment of dividends. The Company may not purchase shares of its Common Stock or of any other series of preferred stock if dividends on the Preferred Stock are in arrears.

                  Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock outstanding at the time will be entitled to receive to the extent assets of the Company are available for distribution to stockholders, before any distribution of assets is made to holders of the Company's Common Stock or any other class of capital stock ranking junior to the Preferred Stock upon liquidation, liquidating distributions in the amount of $100 per share plus an amount equal to accrued and unpaid dividends for the then-current dividend period and all dividend periods prior thereto.

                  Redemption. On April 1, 2000, to the extent funds are legally available therefor, the Company is required to redeem for cash all of the Series A Preferred Stock at a redemption price of $100 per share, plus accrued and unpaid dividends thereon to the date of redemption. The Series A Preferred Stock will not be redeemable prior to that date.

                  On September 5, 2002, to the extent funds are legally available therefor, the Company is required to redeem for cash all of the Series B Preferred Stock at a redemption price of $100 per share, plus accrued and unpaid dividends thereon to the date of redemption. The Series B Preferred Stock will not be redeemable prior to that date.

                  Voting Rights. The Preferred Stock has no voting rights except as set forth below or as otherwise provided by law. In the event that any six cumulative quarterly dividends, whether consecutive or not, payable upon either series of Preferred Stock or cumulative dividends for the equivalent period on any one or more other series of preferred stock of the Company entitled to receive cumulative preferred dividends shall be in arrears, the holders of the Preferred Stock shall have the right, voting separately as a class with holders of shares of any one or more other series of preferred stock upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect two members of the Company's Board of Directors. The right of such holders of such shares of the Preferred Stock to elect (together with the holders of shares of any one or more other series of preferred stock upon which like voting rights have been conferred and are exercisable) members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on such shares of the Preferred Stock and on such other series shall have been paid in full, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent failure to pay dividends of the character above mentioned. Upon any termination of the right of the holders of shares of preferred stock, including the Preferred Stock, to vote as a class for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately.

                  The Certificates of Designations may be amended, altered or repealed by the unilateral action of the Board of

Directors of the Company without the consent or vote of the holders of the Preferred Stock. Notwithstanding the preceding sentence, the Restated Certificate (including the Certificates of Designations) shall not be amended, altered or repealed in any manner which would adversely alter or change the powers, preferences or special rights of either series of Preferred Stock without the affirmative vote or consent of the holders of two-thirds or more of the outstanding shares of such series of Preferred Stock, voting separately as a series; provided that any increase in the authorized preferred stock or the creation and issuance of any other class or series of preferred stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up, or any decrease in the number of shares which constitute either series of Preferred Stock (but not below the number of shares thereof then outstanding), shall be deemed not to adversely alter or change such powers, preferences or special rights.

                  On any item on which the holders of Preferred Stock are entitled to vote, such holders shall be entitled to one vote for such share of Preferred Stock held.

No Preemptive Rights

                  No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

Rights Agreement

                  The Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each share of the Company's Common Stock outstanding at the close of business on June 30, 1992 (the "Rights Record Date") to the holders of record of the Company's Common Stock on the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional shares of the Company's Common Stock issued after the Rights Record Date and before the redemption or expiration of the Rights are also entitled to one Right for each such additional share. Each Right entitles the registered holder under certain circumstances to purchase from the Company one share of the Company's Common Stock. The price at which a share of the Company's Common Stock may be purchased upon exercise of a Right is $47.33 (the "Purchase Price").

                  The Rights will be evidenced by separate certificates only after the earlier of (i) the 10th calendar day after the public announcement by the Company or an Acquiring Person (as such term is described below) that an Acquiring Person has become an Acquiring Person or (ii) the 10th calendar day after the commencement of, or announcement of the intent to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the Company's Common Stock certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Rights will be evidenced by such certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights) new certificates issued after the Rights Record Date upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Rights Agreement by reference.

                  The Rights Agreement between the Company and The Bank of New York (the "Rights Agreement") provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company's Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificate for shares of the Company's Common Stock will also constitute the transfer of the Rights associated with the Company's Common Stock represented by that certificate. At no time will the Rights have any voting power.

                  As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on June 30, 2002 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

                  In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of the Company's Common Stock which the independent directors determine to be fair to its stockholders and such other constituencies as the independent directors are entitled to consider under the Restated Certificate and otherwise in the best interests of the Company), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs (e.g., a reverse stock split) which results in such Acquiring Person's ownership interest being increased by more than 1%, at any time following the Rights Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price then in effect. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. In lieu of the issuance of shares of the Company's Common Stock upon exercise of Rights, the Company's Board of Directors may under certain circumstances, and if there is an insufficient number of shares of the Company's Common Stock authorized but unissued or held as treasury shares to permit the exercise in full of the Rights, the Company's Board is required to, take such action as may be necessary to cause the Company to issue or pay, upon the exercise of Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the shares of the Company's Common Stock which otherwise would have been issuable upon exercise of Rights.

                  In the event that, at any time after the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger described in the immediately preceding paragraph or a merger which follows an offer described in the immediately preceding paragraph) or 50% or more of its assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value of two times the Purchase Price then in effect.

                  The term "Acquiring Person" means a person or group of affiliated or associated persons who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock.

                  The Purchase Price payable, and the number of shares of the Company's Common Stock (or other securities or property) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Company's Common Stock, (b) upon the grant to holders of the Company's Common Stock of certain rights, options or warrants to subscribe for or purchase the Company's Common Stock at a price, or securities convertible into the Company's Common Stock with a conversion price, less than the then-current market price of the Company's Common Stock or (c) upon the distribution to holders of the Company's Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or a dividend payable in the Company's Common Stock) or of subscription rights or warrants (other than those referred to above). Prior to the Rights Distribution Date, the Board of Directors of the Company may make such equitable adjustments as it deems appropriate in the circumstances in lieu of any adjustment otherwise required by the foregoing.

                  With certain exceptions, no adjustment in the Purchase Price will be required until the earlier of (a) three years from the date of the event giving rise to such adjustment or (b) the time at which cumulative adjustments require an adjustment of at least 3% in such Purchase Price. The Company will not be required to issue fractional shares of the Company's Common Stock and, in lieu thereof, can make an adjustment in cash for fractional shares based on the market price of the Company's Common Stock on the last day prior to the date of exercise.

                  At any time prior to the 20th day following the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Under certain circumstances, the decision to redeem shall require the concurrence of a majority of the independent directors. Immediately upon the action of the Company's Board of Directors electing to redeem the Rights with, if required, the concurrence of the independent directors, the Company must make announcement thereof, and upon such action by the Company's Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  At any time after the occurrence of any of the events set forth in the sixth preceding paragraph, the Company's Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of the Company's Common

Stock (and/or other securities, cash or other assets deemed to have the same value as one share of Common Stock) per Right (subject to adjustment).

                  The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, except that from and after the earlier to occur of (i) the public announcement by the Company or an Acquiring Person that a person or group of affiliated or associated persons has become an Acquiring Person or (ii) the Rights Distribution Date, no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person) and in no event shall any such amendment change the Redemption Price, the Final Expiration Date, the Purchase Price or the number of shares of the Company's Common Stock for which a Right is then exercisable.

                  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the 20th day following the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person. The foregoing description of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

                              PLAN OF DISTRIBUTION

                  Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by any Selling Stockholder. Alternatively, any Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Stockholder and/or the purchasers of Common Stock for whom they may act as agent. Any such Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of Common Stock, may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, the names of the Selling

Stockholders, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by any Selling Stockholder of the Common Stock offered hereby.

                  In connection with distributions of Common Stock, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell the Common Stock short and deliver the Common Stock to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, which may then resell or otherwise transfer such Common Stock. Any Selling Stockholder also may loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

                  The shares of Common Stock covered by this Prospectus are shares of Common Stock issued to certain Selling Stockholders in the Acquisition or issued in the Acquisition and subsequently transferred to certain other Selling Stockholders.

                  The Company has agreed to bear the cost of preparing and filing this Prospectus and the Registration Statement of which it forms a part, estimated to be approximately $32,000. Each Selling Stockholder who received shares of Common Stock in the Acquisition has agreed to indemnify the Company and each other such Selling Stockholder with respect to any statements or omissions in this Prospectus or the Registration Statement of which it forms a part based on written information furnished by such Selling Stockholder.


                                 LEGAL OPINIONS

                  Certain legal matters in connection with the Securities will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS

                  The consolidated financial statements of Praxair, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                  The consolidated financial statements of CBI Industries, Inc. and subsidiaries incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K dated January 16, 1996 and March 1, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

        SEC filing fee................................        $    4,297
        NYSE fee......................................             1,500
        Accounting fees and expenses .................             4,000
        Legal fees and expenses (including ...........
           Blue sky fees and expenses)................            20,000
        Miscellaneous.................................             2,203
                                                              ----------
        Total.........................................        $   32,000

---------------------

* Except for SEC filing and NYSE fees, all expenses are estimated.


Item 15.  Indemnification of Directors and Officers.

The Company

                  Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), which provides for indemnification of directors, agents, officers and other employees in certain circumstances, and to
Section 102(b)(7) of the GCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article VIII of the Restated Certificate of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the GCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

                  The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Act, which might be incurred by them in such capacities and against which they may not be indemnified by the Company.

                  For a statement of the registrants' undertakings with respect to indemnification of directors and officers, see Item 17 below.

Item 16.  Exhibits.

3.1 Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01 to the Company's Form 10, File No. 1-11037).

3.2 Amended By-laws (incorporated herein by reference to Exhibit 3.02 to the Company's Form 10, File No. 1-11037).

3.3 Certificate of Designations for the 7.48% Cumulative Preferred Stock, Series A.

3.4 Certificate of Designations for the 6.75% Cumulative Preferred Stock, Series B.

4.1 Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 to the Company's Form 10, File No. 1-11037).

4.2 Rights Agreement between the Company and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.02 to the Company's Registration Statement on Form 10, File No. 1-11037).

4.3               Series A Preferred Stock Certificate.

4.4               Series B Preferred Stock Certificate.

5.1               Opinion of Cahill Gordon & Reindel.*

23.1 Consent of Price Waterhouse LLP, independent certified public accountants.

23.2 Consent of Arthur Andersen LLP, independent certified public accountants.

23.3              Consent of Cahill Gordon & Reindel.*

24.1              Powers of attorney.*



*  Previous filed.


Item 17.  Undertakings.

         The undersigned hereby undertake:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Act, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Act, each filing of an annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the provisions described under Item 15 above, or otherwise, the undersigned have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, Praxair, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury, Connecticut, on February 13, 1997.

                            PRAXAIR, INC.



                            By: /s/ David H. Chaifetz
                                ---------------------------
                                Name:  David H. Chaifetz
                                Title: Vice President and
                                        General Counsel

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                     Title                           Date



             *                Director                        February 13, 1997
----------------------------
Alejandro Achaval



             *                Vice President,                 February 13, 1997
----------------------------  and Chief Financial
John A. Clerico               Officer and Director



             *                Director                        February 13, 1997
----------------------------
John J. Creedon



             *                Director                        February 13, 1997
----------------------------
C. Fred Fetterolf



                              Director                        February 13, 1997
Dale F. Frey




             *                Vice President                  February 13, 1997
----------------------------  and Controller
J. Robert Vipond              (prinicpal
                              accounting officer)



             *                Director                        February 13, 1997
----------------------------
Claire W. Gargalli



             *                President                       February 13, 1997
----------------------------  and Director
Edgar G. Hotard



             *                Director                        February 13, 1997
----------------------------
Ronald L. Kuehn, Jr.

             *                Chairman of the                 February 13, 1997
----------------------------  Board and Chief
H. William Lichtenberger      Executive Officer



             *                Director                        February 13,  997
----------------------------
Benjamin F. Payton



             *                Director                        February 13, 1997
-----------------------------
G. Jackson Ratcliffe, Jr.


             *                Director                        February 13, 1997
-----------------------------
H. Mitchell Watson, Jr.




*By:  /s/ David H. Chaifetz
    -------------------------
      David H. Chaifetz
      Attorney-in-fact

                                  EXHIBIT INDEX



     Exhibit
     Number                                                           Page
       3.1          Restated Certificate of Incorporation
                    (incorporated herein by reference to  Exhibit
                    3.01 to the Company's Form 10, File No. 1-
                    11037).

       3.2          Amended By-laws (incorporated herein by
                    reference to Exhibit 3.02 to the Company's
                    Form 10, File No. 1-11037).

       3.3          Certificate of Designations for the 7.48%
                    Cumulative Preferred Stock, Series A.

       3.4          Certificate of Designations for the 6.75%
                    Cumulative Preferred Stock, Series B.

       4.1 Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 to the Company's
                    Form 10, File No. 1-11037).

       4.2          Rights Agreement between the Company and The
                    Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.02 to the Company's Registration Statement on Form 10, File No. 1-11037).

       4.3          Series A Preferred Stock Certificate.

       4.4          Series B Preferred Stock Certificate.

       5.1          Opinion of Cahill Gordon & Reindel.*

      23.1 Consent of Price Waterhouse LLP, independent certified public accountants.

      23.2 Consent of Arthur Andersen LLP, independent certified public accountants.

      23.3          Consent of Cahill Gordon & Reindel.*

      24.1          Powers of attorney.*





*  Previously filed.